Exhibit 10.1

CREDIT AGREEMENT

dated as of April 9, 2010

among

THREE RIVERS OPERATING COMPANY LLC,

as Borrower,

BNP PARIBAS,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

 and

The Lenders Party Hereto

BNP PARIBAS SECURITIES CORP.                             J.P. MORGAN SECURITIES INC.
Joint Lead Arrangers and Joint Bookrunners

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Legal Opinion of Latham Watkins LLP, special counsel to the Borrower
Exhibit E-2	Form of Legal Opinion of Local Counsel
Exhibit F-1	Security Instruments
Exhibit F-2	Form of Guaranty and Collateral Agreement
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Reserve Report Certificate

Schedule 2.08	Existing Letters of Credit
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.15	Location of Business and Offices
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements

v

THIS CREDIT AGREEMENT dated as of April 9, 2010 is among: Three Rivers Operating Company LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; BNP Paribas (in its individual capacity, “BNP Paribas”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); and JPMorgan Chase Bank, N.A., as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”).

R E C I T A L S

A.                                   The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B.                                     The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C.                                     In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
Definitions and Accounting Matters

Section 1.01                                Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02                                Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition of certain oil, gas and mineral Properties pursuant to the terms and conditions of the Acquisition Documents.

“Acquisition Agreement” means the Purchase and Sale Agreement between Chesapeake Exploration, L.L.C., an Oklahoma limited liability company, and Chesapeake Investments, an Oklahoma limited partnership, as sellers, and Acquisition Co., as buyer, dated March 11, 2010, to be effective as of January 1, 2010.

“Acquisition Co.” means Three Rivers Acquisition LLC, a Delaware limited liability company.

“Acquisition Documents” means (a) Acquisition Agreement and (b) all bills of sale, assignments, and instruments executed and delivered in connection therewith, as amended.

“Acquisition Properties” means the Oil and Gas Properties and other properties acquired by Acquisition Co. pursuant to the Acquisition Documents.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent; and “Agent” shall mean either the Administrative Agent or the Syndication Agent, as the context requires.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.  On the Effective Date, the Aggregate Maximum Credit Amounts is Two Hundred Fifty Million dollars ($250,000,000).

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate for a three month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annual Monitoring Fee” means the “Annual Monitoring Fee” as such term is defined in the First Amended and Restated Limited Liability Company Agreement of Three Rivers Natural Resource Holdings LLC, dated effective as of March 11, 2010, and without regard to any amendment or modification to such term after the Effective Date.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	<25%	≥ 25% but <50%	≥ 50% but <75%	≥ 75% but <90%	≥ 90%
Eurodollar Loans	2.250%	2.500%	2.750%	3.000%	3.250%
ABR Loans	1.250%	1.500%	1.750%	2.000%	2.250%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a) and until such Reserve Report is delivered, then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I; provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon Commitments most recently in effect.

“Approved Counterparty” means (a) any Person who, at the time of entry into the applicable Swap Agreement, is a Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher (at the time the Swap Agreement is entered into).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) DeGolyer and MacNaughton, (d) Cawley, Gillespie & Associates, Inc and (e) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arrangers” means BNP Paribas Securities Corp. and J.P. Morgan Securities Inc., in their capacities as the joint lead arrangers and joint bookrunners hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), in the form of Exhibit G or any other form reasonably approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section2.07(f), Section 6.01(o), Section 8.13(c), Section 8.16 or Section 9.11.

“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Change in Control” means (i) the failure of the Permitted Investors to, directly or indirectly, own more than 50% of the issued and outstanding Equity Interests of the Borrower, (ii) the failure of the Permitted Investors to Control, directly or indirectly, either Three Rivers Operating GP LLC, a Delaware limited liability company, or the Borrower or (iii) the failure to Three Rivers Operating GP LLC, a Delaware limited liability company, to be the sole general partner of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation by any Governmental Authority after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).  The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.  As of the Effective Date (subject to adjustment pursuant to Section 6.01(o)), the initial Commitment of all the Lenders is One Hundred Thirty Million dollars ($130,000,000) which amount represents the lesser of the Aggregate Maximum Credit Amount and the then effective Borrowing Base.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be deducted from such net income (to the extent otherwise increasing such net income) or added back (to the extent otherwise decreasing such net income) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or Governmental Requirement applicable to such Consolidated Subsidiary; (c) any extraordinary or non-recurring gains or losses during such period; (d) any costs, fees, expenses or charges incurred or paid during such period, or any amortization thereof for such period, in each case, in connection with the Acquisition, the Transactions (including expenses in connection with hedging transactions), any amendment, refinancing or other modification of any Loan Document and any permitted acquisition, Investment or disposition permitted hereunder; (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; (f) any gains, charges or losses that do not constitute cash items in the current period or any future period and are required to be included in net income of the Borrower and its Consolidated Subsidiaries (including as a result of the application of Statements of Financial Accounting Standards 133 or 143), (g) gains or losses from the sale of Property outside the ordinary course of business and (h) equity-based, partnership interest-based or similar incentive-based awards or arrangements, compensation expense or costs, including any such charges arising from stock options, restricted stock grants or other equity incentive grants; and provided further that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Borrower and each Guarantor.

“Cure Period” has the meaning assigned such term in Section 9.01(e).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (c) all obligations under Capital Leases; (d) all obligations under Synthetic Leases; (e) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person (but to the extent such Debt is limited in recourse to such Person, the amount of such Debt shall be limited to the lesser of the fair market value of such property and the principal amount of the obligations or liabilities assumed); (f) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others; (h) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments made more than one month in advance of the month in which the commodities, goods or services are to be delivered, other than gas balancing arrangements in the ordinary course of business; (i) “take or pay” or “ship or pay” obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  Obligations of a Person in respect of (i) Swap Agreements and (ii) non-cash obligations under FAS 133 or 143 shall not constitute “Debt”.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the

Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus (a) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: Interest Expense, income and franchise taxes paid or accrued, depreciation, depletion, amortization, exploration expenses, cash payments made during such period as a result of the early termination of any Swap Agreement (giving effect to any netting agreements), the Annual Monitoring Fee and other noncash losses, charges or expenses, minus (b) all noncash income added to Consolidated Net Income.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Cure Contribution” means a capital contribution made by a member of the Borrower pursuant to the terms of its Organizational Documents for purpose of curing a Default or Event of Default which has occurred as a result of a failure to comply with the requirements of Section 9.01(a) or Section 9.01(b).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest (other than any Debt security which by its terms is convertible at the option of the holder into Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder (other than such an event with respect to which notice to the Pension Benefit Guaranty Corporation has been waived), (b) the withdrawal of any ERISA Affiliate from a Plan that is subject to Title IV of ERISA during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan that is subject to Title IV of ERISA or the treatment of an amendment to such a Plan as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the Pension Benefit Guaranty Corporation, (e) receipt by an ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (f) the failure of a Plan to meet the minimum funding standards under section 412 of the Code or section 302 of ERISA (determined without regard to section 412(c) of the Code or section 302(c) of ERISA), (g) the failure of a Plan to satisfy the requirements of section 401(a)(29) of the Code, section 436 of the Code or section 206(g) of ERISA or (h) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent for a period of more than 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, carried interests, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) minor defects or other irregularities in title or zoning and other restrictions that do not secure any Debt obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any Debt obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (h) Liens on cash, letters of credit or securities securing performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (i) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all laws of such Governmental Authority; (j) consents to assignment and similar contractual provisions affecting an Oil and Gas Property, including customary preferential rights to purchase and calls on production by sellers relating to Hydrocarbon Interests acquired by the Borrower or any Subsidiary; (k) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings; (l) judgment and attachment Liens not giving rise to an Event of Default; and (m) Liens solely on any deposits made by the Borrower or any of its Subsidiaries in connection with an Investment permitted by Section 9.05; provided that no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of Excepted Liens.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income (however denominated) by the United States of America (or any state (including the District of Columbia) or political subdivision thereof) or such other jurisdiction under the laws of which such recipient is organized or is resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located or by any jurisdiction described in (a) above, (c) in the case of a Foreign Lender or Foreign Issuing Bank (other than an assignee pursuant to a request by the Borrower under Section 5.04(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender or Foreign Issuing Bank at the time such Foreign Lender or Foreign Issuing Bank becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s or Foreign Issuing Bank’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender or Foreign Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), (d) in the case of a Foreign Lender or Foreign Issuing Bank, any withholding taxes imposed on amounts payable to such Foreign Lender or Foreign Issuing Bank as a result of such Foreign Lender’s or Foreign Issuing Bank’s failure to comply with the requirements of Sections 1471 through 1474 of the Code and any regulations promulgated thereunder (“FATCA”) to establish a complete exemption from withholding thereunder and (e) interest and penalties with respect to taxes referred to in subsection (a)-(d) hereof.

“Existing Letters of Credit” means those Letters of Credit set forth on Schedule 2.08.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant” has the meaning assigned such term in Section 9.01(e).

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, or any other officer of such Person serving a similar function to any of the foregoing.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Foreign Issuing Bank” means any Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, any Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means:

(a)                                  Acquisition Co., and

(b)                                 each other Domestic Subsidiary of the Borrower that guarantees the Indebtedness pursuant to Section 8.14(b).

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F-2 unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including:  (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,”

“extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Holdings” means Three Rivers Natural Resource Holdings LLC, a Delaware limited liability company.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means any and all amounts owing or to be owing by any Credit Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document; (b) to any Person under any Swap Agreement between the Borrower or any other Credit Party and such Person if either (i) at the time such Swap Agreement was entered into, such Person was a Lender or Affiliate of a Lender hereunder or (ii) such Swap Agreement was in effect on the Effective Date and such Person or its Affiliate was a Lender on the Effective Date, in each case, after giving effect to all netting arrangements relating to such Swap Agreements; (c) obligations under all Treasury Management Agreements with any Lender or any Affiliate of a Lender; and (d) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Initial Reserve Report” means the report of Cawley, Gillespie & Associates, Inc., dated as of January 1, 2010, with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries as of December 31, 2009.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate net interest expense of the Borrower and the Consolidated Subsidiaries for such period, including:  (a) capitalized interest and (b) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense, in each case, to the extent the same constitutes interest expense under GAAP, but excluding amortization of debt discount.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person and without duplication: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person; (b) the making of any advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person.  It is further understood and agreed that (i) for purposes of determining the value of any Investment outstanding for purposes hereof, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such

Investment (not to exceed the original amount invested) and (ii) the acquisition of all or substantially all of the business, assets or operations of a Person or a portion of the business, assets or operations of a Person (but, in each case, excluding the Equity Interests of any such Person) shall not be an Investment.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means (a) with respect to Existing Letters of Credit, JPMorgan Chase Bank, N.A., in its capacity as the issuer of the Existing Letters of Credit; or (b) with respect to all other Letters of Credit, BNP Paribas, in its capacity as the issuer of Letters of Credit hereunder.  The Issuing Bank may, in its discretion and with the consent of the Borrower, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means Three Million dollars ($3,000,000).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption and other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any Existing Letter of Credit and any other letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Loan Documents” means this Agreement, the Notes, if any, the Letters of Credit and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Commitments then in effect; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and any Subsidiary in an aggregate principal amount exceeding $2,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means April 9, 2014.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the

Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Permitted Investors” means, collectively, (a) the Sponsor and (b) directors and the members of management of Holdings and its Subsidiaries that have ownership interests therein (for so long as the ownership interests held by such directors or members of management are less than the ownership interests held by the Sponsor).

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance or replace, in whole or in part, any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the original principal amount of the Refinanced Debt and (ii) an amount necessary to pay any fees, expenses, accrued but unpaid interest and premiums related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the day one year after the Maturity Date; (c) such new Debt does not require the payment of interest in cash at a rate per annum in excess of market rates at the time such Debt is issued (and for purposes of this clause original issue discount and Equity Interests issued to the holders of such Debt as consideration for the acceptance of such Debt shall not be considered interest) plus an additional default rate not to exceed 2% per annum; (d) such new Debt does not contain covenants or defaults which, when taken as a whole, are more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt unless the Borrower and Guarantors shall have executed and delivered a contemporaneous amendment to this Agreement and the other Loan Documents to make comparable changes; and (e) such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty Agreement) at least to the same extent the Refinanced Debt was subordinated to such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the proved oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries located within the geographic boundaries of the United States of America, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit H attached hereto certifying as the matters set forth in Section 8.12(c).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Security Instruments” means the Guaranty Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit F-1, and any and all other agreements or similar instruments now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other Lender or Treasury Management Agreements) as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Notes” means any unsecured senior, senior subordinated, subordinated or convertible notes issued by the Borrower subject to Section 9.02(f).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sponsor” means Riverstone Holdings LLC and each of its Affiliates but excluding operating portfolio companies.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person whose Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax Distributions” shall mean for any calendar year or portion thereof of the Borrower during which the Borrower is a pass-through entity for United States federal income tax purposes, payments and distributions which are distributed from the Borrower to the Three Rivers Partners on each estimated payment date as well as each other applicable due date to enable the Three Rivers Partners and/or their beneficial owners, as applicable, to make payments of Federal and state income taxes (including estimates therefor) as a result of the Borrower’s and its Subsidiaries’ operations during the current calendar year or quarter (commencing from the Effective Date) based on an assumed tax rate that is the same for each member of Three River Partners and that is the greater of the highest marginal income tax rate that is applicable to individuals or U.S. corporations (based on the income and operations generated by the Borrower and its Subsidiaries) and which takes into account the rates for ordinary income or capital gain depending on the character of the Borrower’s and its Subsidiaries’ income and gain.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Debt” means, at any date, all Debt of the Borrower and the Consolidated Subsidiaries on a consolidated basis other than Debt under clauses (b), (e), (f), (g) and (j) of the definition thereto.

“Three Rivers Partners” shall mean Three Rivers Operating GP, LLC and Holdings.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on its Property pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, and in the case of Acquisition Co., of the Acquisition Documents, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Treasury Management Agreements” means any agreements regarding bank services provided to any Credit Party for and treasury management services, including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03           Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04           Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” as used in this Credit Agreement shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05           Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a). In the event any change in GAAP after the date hereof would affect the calculation of the financial covenants; the Borrower and the Lenders agree to enter into good faith negotiations for an agreement to revise such financial covenants or the definitions of terms used therein to take into account such changes in GAAP; provided, however, that until the Borrower, the Administrative Agent and the Majority Lenders have entered into such an agreement, such financial calculations shall continue to be made in accordance with GAAP as in effect immediately prior to such change.

ARTICLE II
The Credits

Section 2.01           Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02           Loans and Borrowings.

(a)           Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in a lesser aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)           Notes.  If requested by a Lender, the Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed.  In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), if requested by such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03           Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or e-mail, with respect to the initial Borrowing on the date of closing, and  by telephone or e-mail, with respect to each subsequent Borrowing, (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)           the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04           Interest Elections.

(a)           Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)           Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(ii) and (iii) shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05           Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York, New York or such other account designated by Borrower and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount together with the accrued interest thereon, without duplication, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06           Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)           Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)           Optional Termination and Reduction of Aggregate Credit Amounts.

(i)            The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(b), the total Revolving Credit Exposures would exceed the total Commitments unless such Revolving Credit Exposures are cash collateralized on terms reasonably acceptable to the Administrative Agent.

(ii)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated.  Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07           Borrowing Base.

(a)           Initial Borrowing Base.  For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base (subject to adjustment pursuant to Section 6.01(o)) shall be $130,000,000, which amount has been agreed to by all of the Lenders.  Following the first Redetermination Date, the Borrowing Base shall be determined pursuant to this Section 2.07.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.13(c), Section 8.16 or Section 9.11.

(b)           Scheduled and Interim Redeterminations.  The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on April 1st and October 1st of each year, commencing October 1, 2010.  In addition, the Administrative Agent may, at the direction of the Majority Lenders, by notifying the Borrower thereof, one time during any 12-month period, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07; and the Borrower may, by notifying the Administrative Agent thereof, two times during any 12-month period, each elect to have an Interim Redetermination in accordance with this Section 2.07.

(c)           Scheduled and Interim Redetermination Procedure.

(i)            Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (such amount, the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.  In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)           The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)          in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before the March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)           in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)          Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders in their sole discretion as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Majority Lenders in their sole discretion and consistent with each such Lender’s normal oil and gas lending criteria as it exists at the particular time as provided in this Section 2.07(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Majority

Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, all of the Lenders or the Majority Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to all of the Lenders or a number of Lenders sufficient to constitute the Majority Lenders, as applicable, and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)           Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Majority Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)            in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)           in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 8.13(c) or Section 9.11, whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)           Potential Reduction of Borrowing Base Upon Termination of Swap Agreements. If the Borrower or any Subsidiary shall terminate or create any off-setting positions which have the economic effect of terminating any Swap Agreements (regardless of how evidenced) upon which the Lenders relied in determining the Borrowing Base, and which would adversely affect the Borrowing Base (after giving effect to any replacement Swap Agreements), then, to the extent required by the Majority Lenders within 10 Business Days of such termination, the Borrowing Base shall be reduced in an amount determined by the Majority Lenders equal to the economic value of such Swap Agreements.

(f)            Reduction of Borrowing Base Upon Issuance of Senior Notes.  Upon the issuance of any Senior Notes (other than any Senior Notes which constitute Permitted

Refinancing Debt in an amount not in excess of the original principal amount being refinanced) in accordance with Section 9.02(f), the Borrowing Base then in effect shall be reduced by an amount equal to the stated principal amount of such Senior Notes (without regard to any original issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Issuing Bank and the Lenders on such date.  Within fifteen Business Days of any such reduction, the Borrowing Base will be adjusted or maintained in an amount determined by all Lenders or the Majority Lenders, as applicable, in their sole discretion and consistent with each such Lender’s normal oil and gas lending criteria as it exists at the particular time.

Section 2.08           Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  On the Effective Date, the Existing Letters of Credit will be deemed issued under this Agreement.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)            requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)           specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)          specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)          specifying the amount of such Letter of Credit;

(v)           specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)          specifying the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)           Participations.  On the date of the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or of any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(i), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind (other than as required above), upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(i) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01           Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02           Interest.

(a)           ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)           Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)           Post-Default and Borrowing Base Deficiency Rate.  Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then, at the request of the Majority Lenders, all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate, and (ii)  during any Borrowing Base Deficiency, all Loans outstanding at such time in excess of the Borrowing Base shall bear interest at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d)           Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03           Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made, at the option of the Borrower, either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.

Section 3.04           Prepayments.

(a)           Optional Prepayments. Subject to any break funding costs payable pursuant to Section 5.02 and prior notice in accordance with Section 3.04(b), the Borrower shall have the right at any time and from time to time to prepay any ABR Borrowing or any Eurodollar Borrowing in whole in or in part, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof or if less than $1,000,000, the remaining balance of the ABR Loans or Eurodollar Borrowing.

(b)           Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)           Mandatory Prepayments.

(i)            If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(i).

(ii)           Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(e) or Section 2.07(f)) or Section 8.13(c), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall, within 30 days after its receipt of a New Borrowing Base Notice give written notice to the Administrative Agent of the Borrower’s election to: (A) within 60 days following its receipt of such New Borrowing Base Notice prepay the Loans in an aggregate principal amount equal to such excess (provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date), (B) prepay the Loans in six (6) equal monthly installments, commencing on the day such election is made with each payment being equal to 1/6th of the aggregate principal amount of such excess (provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date), (C) within 30 days following its receipt of such New Borrowing Base Notice, provide additional collateral in the form of additional Oil and Gas Properties having proved reserves not evaluated in the most recently delivered Reserve Report or other collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders)

sufficient, after giving effect to any other actions taken pursuant to this Section 3.04(c)(ii) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C).  If, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall cash collateralize such remaining Borrowing Base Deficiency as provided in Section 2.08(i).

(iii)          Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e) or Section 8.16, if the total Revolving Credit Exposures exceed the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(i).  The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within five Business Days after the date it or any Subsidiary receives cash proceeds as a result of such termination, creation of offsetting positions or disposition, or on the date it has failed to comply with Section 8.16 after the expiration of all grace periods, as applicable; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv)          Upon any adjustment to the Borrowing Base pursuant to Section 2.07(f) or Section 9.11, if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(i).  The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within five Business Days after the date it or any Subsidiary receives cash proceeds as a result of any issuance of Senior Notes or disposition, as applicable; provided that all payments required to be made pursuant to this Section 3.04(c)(iv)  must be made on or prior to the Termination Date.

(v)           Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vi)          Each prepayment of Borrowings pursuant to this Section 3.04(b) shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04(b) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)           No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05           Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate per annum of 0.50% on the average daily amount of the unused amount of the lesser of (i) each Lender’s Applicable Percentage of the then effective Borrowing Base and (ii) each Lender’s Commitment during the period from and including the date of this Agreement to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.250% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $125 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on written demand.  Any other fees payable to the Issuing Bank pursuant to this Section 3.05(a) shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  If an Event of Default has occurred and is continuing, then, at the request of the Majority Lenders, the participation fee payable under Section 3.05(b)(i) shall increase by two percent (2%), but in no event to exceed the Highest Lawful Rate.

(c)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01           Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances absent manifest error.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price returned to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this

Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02           Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03           Payments and Deductions to a Defaulting Lender.

(a)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(b)           If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.03(c) and all amounts due and owing to the Lenders has been equalized in accordance with each Lender’s respective pro rata share of the Indebtedness.  Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding.  After acceleration or maturity of the

Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c)           Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)            Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a) and the Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Section 3.05(a) and (b).

(ii)           the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02(b)); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 12.02(b) (other than Section 12.02(b)(vii) or requiring the consent of each affected Lender pursuant to Section 12.02(b)(i), (iii), (iv) or (v) shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default or Borrowing Base Deficiency interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or  affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e. the Applicable Percentage of the Borrowing Base) of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;

(iii)          If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)          all or any part of such LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the conditions set forth in Section 6.02 are satisfied at such time and (z) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment;

(B)           if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 10.02 for so long as such LC Exposure is outstanding;

(C)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 4.03 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D)          if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 4.03(c), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; or

(E)           if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 4.03(c)(iii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d)           So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.08(d) (and Defaulting Lenders shall not participate therein).

(e)           In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary as a result of a Loan funding pursuant to Section 2.08(e), such Lender shall purchase at par such of the Loans of the other Lenders  as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 4.04           Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b)

the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Guarantors.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01           Increased Costs.

(a)           Eurodollar Changes in Law.  If any Change in Law (other than a Change in Law with respect to Indemnified Taxes or Other Taxes, which shall be governed exclusively by Section 5.03, or Excluded Taxes) shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except  any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be presumptively correct absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02           Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefore shall be delivered to the Borrower and shall be presumptively correct absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03           Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions or withholdings and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than any amounts arising as a result of such party’s gross negligence or willful misconduct.  A certificate prepared in good faith of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03(c) and reasonably detailed calculations therefore shall be delivered to the Borrower and shall be presumptively correct absent manifest error.

(d)           Evidence of Payments.  As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders and Issuing Bank.

(i)            Any Foreign Lender or Foreign Issuing Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located or is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)           Without limiting the generality of the foregoing, each Lender and Issuing Bank shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Lender or Issuing Bank is legally entitled to do so), whichever of the following is applicable:

(A)          two (2) properly completed and executed IRS Forms W-8BEN or any successor form claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)           two (2) properly completed and executed IRS Forms W-8ECI or any successor form claiming exemption from U.S. federal withholding tax because the applicable income is effectively connected with a U.S. trade or business,

(C)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two (2) properly completed and executed IRS Forms W-8BEN,

(D)          two (2) properly completed and executed IRS Forms W-8IMY (together with forms listed under clauses (i) through (iii) or (v) hereof, as may be required under this Section 5.03(e)),

(E)           two (2) properly completed and executed IRS Forms W-9 or any successor form; or

(F)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax properly completed and executed together with any supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or any Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) (such amount the “Refund Amount”), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the Refund Amount (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank if the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority; provided however, that the Borrower shall be permitted to refuse receipt of a Refund Amount, and if the Borrower refuses receipt of such Refund Amount, the Borrower shall have no obligation to pay any amount to the Administrative Agent, such Lender or such Issuing Bank under this Section 5.03(f).  This Section 5.03(f) shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, and nothing in this Section 5.03(f) shall be construed so as to interfere with the right of the Administrative Agent, any Lender or any Issuing Bank to arrange its tax affairs as it deems appropriate.

Section 5.04           Mitigation Obligations; Replacement of Lenders.

(a)           Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender or indemnify any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 5.01, or if any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender or indemnify any Lender pursuant to Section 5.03, or if any Lender becomes a Defaulting Lender, or any Lender that has not approved (or is not deemed to have approved) an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

Section 5.05           Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
Conditions Precedent

Section 6.01           Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)           The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b)           The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and such Guarantor, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)           The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(d)           The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.

(e)           The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)            The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit F-1 and shall provide each Lender with fully executed copies thereof.  In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)            be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the proviso at the end of such definition) on at least 70% of the total proved value of the Oil and Gas Properties evaluated in the Initial Reserve Report; and

(ii)           have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors.

(g)           The Administrative Agent shall have received an opinion of (i) Latham Watkins LLP, special counsel to the Borrower, substantially in the form of Exhibit E-1 hereto, and (ii) local counsel in each of the following states: New Mexico and Texas and any other jurisdictions requested by the Administrative Agent, substantially in the form of Exhibit E-2 hereto.

(h)           The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(i)            The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 60% of the total proved value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(j)            The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(k)           The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) the Borrower has received all consents and approvals required by Section 7.03 and (ii) after giving effect to the consummation of the Acquisition and the other Transactions contemplated hereby to occur on the Effective Date, including the payment of all fees and expenses, the Borrower will have unused availability under this Agreement of not less than $15,000,000.

(l)            The Administrative Agent shall have received the financial statements referred to in Section 7.04(a), which shall reflect no other Debt other than the Loans made by the Lenders on the Effective Date.

(m)          The Administrative Agent shall have received the Initial Reserve Report accompanied by a Reserve Report Certificate.

(n)           The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Acquisition Properties or the other Properties of the Borrower and the Subsidiaries for each of the following jurisdictions: Delaware, Oklahoma and any other jurisdiction requested by the Administrative Agent other than those Liens permitted by Section 9.03.

(o)           The Administrative Agent shall have received (i) a certificate of a Responsible Officer of the Borrower certifying:  (A) that the Borrower is concurrently consummating the Acquisition in accordance with the terms of the Acquisition Documents (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto) and acquiring substantially all of the Acquisition Properties contemplated by the Acquisition Documents, (B) as to the final purchase price for the Acquisition Properties after giving effect to all adjustments as of the closing date contemplated by the Acquisition Documents and specifying, by category, the amount of such adjustment, (C) that attached thereto is a true and complete list of the Acquisition Properties which have been excluded from the Acquisition pursuant to the terms of the Acquisition Documents, specifying with respect thereto the basis of exclusion as (1) title defect, (2) environmental defect or excluded because of a refusal by a seller to conduct a Phase II environmental site assessment or (3) a Required Consent or preferential purchase right, (D) that attached thereto is a true and complete list of all Acquisition Properties for which any seller has elected to cure a title defect, (E) that attached thereto is a true and complete list of all Acquisition Properties for which any seller has elected to remediate an adverse environmental condition, (F) that attached thereto is a true and complete list of all Acquisition Properties which are currently pending final decision by a third party regarding purchase of such property in accordance with any preferential rights, (G) that attached thereto is a list of Oil and Gas Properties that any seller has claimed should not be included as Acquisition Properties and further certifying that such Oil and Gas Properties are not included in the Initial Reserve Report or Borrowing Base and (H) that no party to any Acquisition Document is in default in respect of any material term or obligation thereunder; (ii) a true and complete executed copy of each of the Acquisition Documents; (iii) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the Acquisition Properties; (iv) the Closing Statement; and (v) such other related documents and information as the Administrative Agent shall have reasonably requested.

The Borrower recognizes and agrees that (a) it shall have delivered to the Administrative Agent a preliminary draft of the certificate described herein not less than three (3) days prior to the Effective Date identifying which Acquisition Properties will be excluded from the Acquisition on the Effective Date, and (b) if the aggregate value as reflected in the Initial Reserve Report of the Acquisition Properties excluded under clauses (i)(B) and (i)(C) above is greater than or equal to $3,000,000, the Borrowing Base shall be adjusted downward to reflect such exclusions by an amount to be determined in good faith by the Administrative Agent.  The Administrative Agent shall allocate a Borrowing Base value for each such excluded Property and shall, promptly upon making such allocation, notify the Borrower and each Lender of such allocation.  If the aggregate value as reflected in the Initial Reserve Report of Acquisition Properties excluded under clauses (i)(B) or (i)(C) above is less than or equal to $3,000,000, the Borrowing Base will not be adjusted.  Promptly upon the making by the Required Lenders of such allocation, the Administrative Agent shall notify the Borrower and each Lender of such allocation.

(p)           The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Houston time, on April 30, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02           Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (including any Loan made or Letter of Credit issued on the initial date of Borrowing), is subject to the satisfaction of the following conditions:

(a)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c)           The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

(d)           The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and (c).

ARTICLE VII
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01           Organization; Powers.  Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02           Authority; Enforceability.  The Transactions are within the Borrower’s and each Guarantor’s legal powers and have been duly authorized by all necessary organizational and, if required, stockholder action.  Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03           Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04           Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders its pro forma unaudited balance sheet as of the Effective Date after giving effect to the Acquisition and the Borrowings to occur on the Effective Date.  Such pro forma balance sheets present fairly, in all material respects, the financial position the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

(b)           Since the Effective Date, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           Neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05           Litigation.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or involving the Acquisition (i) not fully covered by insurance (except for normal deductibles) or could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect,  (ii) that involve any Loan Document or the Transactions or (iii) that could impair the consummation of the Acquisition on the time and in the manner contemplated by the Acquisition Documents.

Section 7.06           Environmental Matters.  Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b)           the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied.

(c)           there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.

(d)           none of the Properties of the Borrower or any Subsidiary contain or have contained any:  (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e)           except for Releases to Hydrocarbons in the ordinary course of business operations and in compliance with Environmental Laws, (i) there has been no Release or, to the

Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties that has not been remediated in accordance with Environmental Laws, (ii) there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and (iii) to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.

(f)            neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties not owned, leased or otherwise controlled by the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g)           except for exposures to Hydrocarbons in the ordinary course of business operations, there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h)           The Borrower and the Subsidiaries have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07           Compliance with the Laws and Agreements; No Defaults.

(a)           Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           No Default has occurred and is continuing.

Section 7.08           Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09           Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by or with respect to it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such

Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 7.10           ERISA.

(a)           Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower, the Subsidiaries and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c)           No act, omission or transaction has occurred which would reasonably be expected to result in imposition on the Borrower or any Subsidiary (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA, except as where such penalty or damages would not reasonably be expected to have a Material Adverse Effect.

(d)           Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, except where a failure would not reasonably be expected to have a  Material Adverse Effect.

(e)           Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any liability which could reasonably be expected to have a Material Adverse Effect.

(f)            Neither the Borrower nor any Subsidiary sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.  No ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code and that would reasonably be expected to have a Material Adverse Effect.

Section 7.11           Disclosure; No Material Misstatements.  None of the written factual information contain in any of the reports, financial statements, certificates, or other information (excluding, for the avoidance of doubt, any projections or pro forma information) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document or delivered hereunder or under any other Loan

Document (as modified or supplemented by other information so furnished) contained at the time furnished  any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and when taken as a whole, not materially misleading. With respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12           Insurance.  The Borrower has, and has caused all of its Subsidiaries to have, all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and insurance coverage in at least amounts and against such risk (as required by Section 8.07.

Section 7.13           [Reserved.]

Section 7.14           Subsidiaries; Foreign Operations.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.  The Borrower has no Foreign Subsidiaries.

Section 7.15           Location of Business and Offices.  As of the date hereof, the Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Three Rivers Operating Company LLC; and the organizational identification number of the Borrower in its jurisdiction of organization is 4796534 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(h) in accordance with Section 12.01).  As of the date hereof, the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(h) and in accordance with Section 12.01).  As of the date hereof, each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(h) in accordance with Section 12.01).

Section 7.16           Properties; Titles, Etc.

(a)           Each of the Borrower and the Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such

Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property.

(b)           All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)           The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in the same manner as its business has been conducted prior to the date hereof, in each case, except where the failure to do so would not have a Material Adverse Effect.

(d)           All of the Properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses, taken as a whole, are in good working condition and are maintained in accordance with prudent business standards.

(e)           The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17           Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18           Gas Imbalances, Prepayments.  On the Effective Date, except as set forth on Schedule 7.18, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one (1.0) bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.19           Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20           Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth as of the date of such report, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21           Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit will be used to provide funding for the Acquisition, for working capital for exploration and production operations, to acquire ownership interests in Oil and Gas Properties and expenditures associated therewith, and for general corporate purposes.  The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22           Solvency.  After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) the Borrower and the Guarantors, taken as a whole, will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) the Borrower and the Guarantors, taken as a whole, will not have unreasonably small capital for the conduct of their business.

ARTICLE VIII
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable hereunder (other than contingent indemnification obligations) shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01           Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent, which shall furnish to each Lender (provided, that documents required to be furnished pursuant to this Section 8.01 may be delivered electronically and if so delivered, shall be deemed furnished on the date on which such documents are posted on the Borrower’s behalf on Intralinks or another relevant website to which the Administrative Agent and the Lenders have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent)):

(a)           Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, and, commencing with the fiscal year ending December 31, 2011, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)           Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and, commencing with the fiscal year ending December 31, 2011, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)           Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a compliance certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01.

(d)           Certificate of Financial Officer — Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, as applicable, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof, including the type, term, effective date, termination date and notional amounts or volumes thereof, the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e)           Certificate of Insurer — Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer or its authorized agent or broker with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f)            SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, provided that documents required to be furnished pursuant to this Section 8.01(f) may be delivered electronically and if so delivered, shall be deemed furnished on the date on which the Borrower posts such documents on EDGAR.

(g)           Lists of Purchasers.  If reasonably requested in connection with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from the Borrower or any Subsidiary accounting for at least 80% of the revenues resulting from the sale of all Hydrocarbons in the six-month period prior to the “as of” date of such Reserve Report.

(h)           Information Regarding Borrower and Guarantors.  Prompt written notice of any change (i) in the Borrower or any Guarantor’s legal corporate name, (ii) the jurisdiction in which the Borrower or any Guarantor is incorporated or formed and (iii) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization.

(i)            Production Report and Lease Operating Statements.  (i) In connection with the delivery of any Reserve Report, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month and (ii) for all periods during which the Borrower is required to demonstrate minimum production volumes pursuant to Section 9.01(d), a report, within sixty days after the end of each calendar month, setting forth the volume of production for the applicable calendar month from the Oil and Gas Properties.  In the event the Borrower is not able to provide production volumes for a particular month in connection with clause (j)(ii) above with respect to Oil and Gas Properties where it or an Affiliate is not the operator, the Borrower may instead provide an estimate of such volumes based on the prior month’s reported volumes.

(j)            Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any material amendment, modification or supplement to the Organizational Documents, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.

(k)           Notices Relating to Acquisition.  In the event that after the Effective Date:  (i) the Borrower is required or elects to purchase any of the Acquisition Properties which had been excluded from, or return any of the Acquisition Properties which had been included in, the Acquisition Properties in accordance with the terms of the Acquisition Documents, (ii) the Borrower is required to honor any preferential purchase right in respect of any Acquisition Property which has not been waived, (iii) any matter being disputed in accordance with the terms of the Acquisition Documents is resolved or (iv) the Borrower and the seller(s) calculate and agree upon the “final statement” as contemplated by the Acquisition Documents, then, in each such case, the Borrower shall promptly give the Administrative Agent notice in reasonable detail of such circumstances.

(l)            Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan that is sponsored, maintained or contributed to by the Borrower or any Subsidiary and that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and any reports or other information required to be filed with respect thereto under the Code or under ERISA) as the Administrative Agent may reasonably request.

Section 8.02           Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03           Existence; Conduct of Business.  The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10 or any disposition permitted under Section 9.11.

Section 8.04           Payment of Obligations.  The Borrower will, and will cause each Subsidiary to, pay its obligations (other than any trade payables which are less than 90 days past due), including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05           Performance of Obligations under Loan Documents.  The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06           Operation and Maintenance of Properties.  The Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)           operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)           keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities unless the Borrower determines in good faith that the continued maintenance of such Property is no longer economically desirable, necessary or useful to the business of the Borrower or is subject of a sale, assignment or transfer of such Property otherwise permitted by Section 9.10 or Section 9.11.

(c)           promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)           promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)           to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07           Insurance.  The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08           Books and Records; Inspection Rights.  The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (with prior notice to the Borrower and an opportunity to attend), all at such reasonable times, during reasonable business hours and as often as reasonably requested.

Section 8.09           Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10           Environmental Matters.

(a)           The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to timely obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, commercially reasonable internal systems and procedures to implement the timely and full satisfaction of the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a), which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower will promptly, but in no event later than ten Business Days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any filed or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws if action will result in liability (whether individually or in the aggregate) that would have a Material Adverse Effect.

(c)           The Borrower will, and will cause each Subsidiary to, provide environmental assessments in accordance in all material respects with the then-current version of the American Society of Testing Materials Phase I standard (currently ASTM § 1527-05 ), and if recommended by such report, the Phase II standard (currently ASTM § 1903) upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.11           Further Assurances.            The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

Section 8.12           Reserve Reports.

(a)           On or before March 1st and September 1st of each year, commencing September 1, 2010, the Borrower shall furnish to the Administrative Agent, which shall deliver the same to the Lenders, a Reserve Report evaluating the proved oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Domestic Subsidiaries as of the immediately preceding January 1st and July 1st located within the geographic boundaries of the United States of America.  The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b)           In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.  For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent no later than forty five (45) days following the receipt of such request.

(c)           With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent, for delivery to the Lenders a Reserve Report Certificate certifying that: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties included in the prior Reserve Report have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties (which have proved oil and gas reserves attributable thereto) sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total proved value of the Oil and Gas Properties that the value of such Mortgaged Properties represent in compliance with Section 8.14(a).

Section 8.13           Title Information.

(a)           (i) Within 90 days following the Effective Date (or such longer period as to which the Majority Lenders consent) and (ii) on or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the total proved value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)           If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 90 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties (or such longer period as Majority Lenders may agree), either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)           If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 90-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 90-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Majority Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14           Additional Collateral; Additional Guarantors.

(a)           In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the total proved value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 80% of such total proved value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the Reserve Report Certificate, to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d), (f), (g), (h), (i), (j) and (k) of the definition thereof may exist, but subject to the proviso at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total proved value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)           In the event that the Borrower forms or acquires any Domestic Subsidiary, the Borrower shall promptly cause such Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement.  In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such new Subsidiary (including, to the extent applicable, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) owned by the Borrower or such Domestic Subsidiary and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)           Within ninety (90) days after the Effective Date (or such longer period as to which the Majority Lenders consent), the Borrower shall grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d), (f), (g), (h), (i), (j) and (k) of the definition thereof may exist, but subject to the proviso at the end of such definition) on additional Oil and Gas Properties not subjected to a Lien of the Security Instruments on the Effective Date such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of the total proved value of the Oil and Gas Properties evaluated in the Initial Reserve Report.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

Section 8.15           ERISA Compliance.  The Borrower will promptly furnish and will cause the Subsidiaries to promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect or any non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan that is sponsored, maintained or contributed to by Borrower or any Subsidiary (or, with respect to any such ERISA Event, any Plan that is sponsored, maintained or contributed to by any ERISA Affiliate) or any trust created thereunder, a written notice signed by a Responsible Officer of the Borrower or the Subsidiary, as the case may be, specifying the nature thereof, what action the Borrower or the Subsidiary (or, with respect to any such ERISA Event, what action the ERISA Affiliate) is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.16           Swap Agreement Termination.

(a)           To the extent the Borrower or a Subsidiary changes the material terms of any Swap Agreement, terminates any such Swap Agreement or enters into a new Swap Agreement which has the effect of creating an off-setting position, the Borrower will give the Lenders prompt written notice of such event and concurrently with such notice the Majority Lenders shall have the right to adjust the Borrowing Base in accordance with Section 2.07(e).

(b)           Notwithstanding Section 8.16(a), the Borrower shall maintain minimum hedge positions established by the Swap Agreements required under Section 8.16(c) during the period specified therein and shall neither assign, terminate or unwind any such Swap Agreements nor sell any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of terminating its required positions under such Swap Agreements.

(c)           Within three (3) Business Days of the Effective Date, the Administrative Agent shall have received evidence that the Borrower has purchased one or more commodity Swap Agreements (i) with one or more Approved Counterparties, (ii) which have a fixed price or floor of not less than the price per barrel in respect of crude oil (NYMEX/WTI basis adjusted equivalent) set forth below and not less than the price per mcf in respect of natural gas (NYMEX/Henry Hub basis adjusted equivalent) set forth below and (iii) which have aggregate notional volumes of not less than 80% of the reasonably estimated projected crude oil production and not less than 40% of the reasonably estimated projected natural gas production, in each case, from the Borrower’s and the Restricted Subsidiaries’ existing proved developed, producing Oil and Gas Properties as determined by reference to the Initial Reserve Reports for the period commencing October 1, 2010 to December 31, 2014.  To the extent a price per barrel or mcf for a calendar year is less than the price set forth below, the Borrower shall nevertheless be in compliance with this Section 8.16(c) to the extent prices in other years are higher such that the net present value of the future expected settlements is not less than the settlements produced from the application of the following table.

Year	Gas	Oil
2010	$4.50	$80.00
2011	$5.00	$81.00
2012	$5.50	$82.00
2013	$5.75	$83.00
2014	$6.00	$83.00

If the Borrower shall fail to comply with this Section 8.16, such failure shall not be a Default or an Event of Default, but the Majority Lenders shall have the right to adjust the Borrowing Base to reflect the absence of such hedges.

Section 8.17           Marketing Activities.          The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business, (iii) contracts otherwise permitted hereunder and (iv) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

ARTICLE IX
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable hereunder (other than contingent indemnification obligations) have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01           Financial Covenants.

(a)           Ratio of Total Debt to EBITDAX.  The Borrower will not, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2010, permit its ratio of Total Debt as of such day to EBITDAX for the four fiscal quarters ending on such day be greater than the ratio set forth below:

Fiscal Quarter ending:	Ratio
December 31, 2010	4.5 to 1.0
March 31, 2011	4.5 to 1.0
June 30, 2011	4.25 to 1.0
September 30, 2011 and thereafter	4.0 to 1.0

provided that for purposes of this Section 9.01(a), (i) EBITDAX for the fiscal quarter ending December 31, 2010 shall be EBITDAX for the three month period ending on such date multiplied by 4, (ii) EBITDAX for the fiscal quarter ending March 31, 2011 shall be EBITDAX for the six month period ending on such date multiplied by 2 and (iii) EBITDAX for the fiscal quarter ending June 30, 2011 shall be EBITDAX for the nine month period ending on such date multiplied by 4/3.

(b)           Interest Coverage Ratio.  The Borrower will not, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2010, permit its ratio of EBITDAX for the period of four fiscal quarters then ending on such day to Interest Expense for such period to be less than 2.5 to 1.0, provided that for purposes of this Section 9.01(b), (i) EBITDAX and Interest Expense for the fiscal quarter ending December 31, 2010 shall be EBITDAX and Interest Expense for the three month period ending on such date, (ii) EBITDAX and Interest Expense for the fiscal quarter ending March 31, 2011 shall be EBITDAX and Interest Expense for the six month period ending on such date and (iii) EBITDAX and Interest Expense for the fiscal quarter ending June 30, 2011 shall be EBITDAX and Interest Expense for the nine month period ending on such date.

(c)           Current Ratio.  The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under this Agreement) to be less than 1.0 to 1.0.

(d)           Minimum Production Volumes.  For each calendar month commencing June 2010 up to and including December 2010, the Borrower shall maintain minimum production levels not less than (i) 90% of the expected production from Proved Development Producing Reserves for the period from June 1, 2010 until September 30, 2010 and (ii) 95% of the expected production from Proved Development Producing Reserves for the period from

October 1, 2010 to December 31, 2010, in each case as set forth in the projections and forecasts delivered by the Borrower to the Lenders on or prior to the Effective Date.

(e)           Right to Cure Certain Financial Covenant Defaults.  In the event that the Borrower fails to comply with the requirements of Section 9.01(a) or Section 9.01(b) (the “Financial Covenants”), then until the expiration of the tenth (10th) Business Day subsequent to the date the compliance certificate for calculating such Financial Covenant is required to be delivered pursuant to Section 8.01(c) (the “Cure Period”), the Borrower shall be permitted to cure such failure to comply by requesting that such Financial Covenants be recalculated by increasing EBITDAX for the fiscal quarter most recently ended by an amount equal to the Equity Cure Contributions received by the Borrower on or after the first day of such fiscal quarter and prior to the expiration of the Cure Period; provided that: (i) the Borrower may not cure Financial Covenant defaults by an equity cure more than twice prior to the Maturity Date, (ii) no Equity Cure Contribution shall be permitted to reduce Total Debt for purposes of determining compliance with Section 9.01(a) for the four fiscal quarter period in which such Equity Cure Contribution is made, (iii) the Equity Cure Contribution shall be credited with respect to only the period of four fiscal quarters during which such Equity Cure Contribution is made and (iv) the Equity Cure Contribution shall not be credited for purposes of determining compliance with any covenants other those in Sections 9.01(a) and 9.01(b).  If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all such Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of such Financial Covenants as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for this purposes of this Agreement and the other Loan Documents.

Section 9.02           Debt.  The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)           the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

(b)           Debt associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties.

(c)           intercompany Debt between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries or to the Administrative Agent for the benefit of the Lenders, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement or otherwise reasonably acceptable to the Administrative Agent.

(d)           endorsements of negotiable instruments for collection in the ordinary course of business.

(e)           purchase money Debt and Capital Leases not to exceed an aggregate amount at any one time equal to $5,000,000.

(f)            Senior Notes and any guarantees thereof (and any Permitted Refinancing Debt with respect thereto), provided that (i) at the time such Debt is incurred (A) no Event of Default has occurred and is then continuing and (B) no Event of Default would result from the incurrence of such Debt after giving effect to the incurrence thereof (and any concurrent repayment of Debt with the proceeds of such incurrence), (ii) immediately after the incurrence of such Debt, the Borrowing Base shall be adjusted in accordance with Section 2.07(f) and prepayment shall be made to the extent required by Section 3.04(c)(iv), (iii) at the time such Debt is incurred, such Debt does not have any scheduled amortization prior to one year after the Maturity Date, (iv) at the time such Debt is incurred, such Debt does not mature sooner than one year after the Maturity Date, (v) such Debt and any guarantees thereof are on market terms for issuers of similar size and credit quality given the then prevailing market conditions and (vi) such Debt does not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or redemption in priority to the Indebtedness.

(g)           other Debt not to exceed an aggregate amount outstanding at any time equal to $5,000,000.

(h)           any guarantee by any Obligor of any Debt permitted to be incurred under this Section 9.02.

(i)            supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit.

(j)            Debt (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (g) above.

Section 9.03           Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)           Liens securing any Indebtedness.

(b)           Excepted Liens.

(c)           Liens securing Debt incurred pursuant to Section 9.02(e), provided that such Liens extend only the Property subject of such Capital Lease.

Section 9.04           Dividends, Distributions and Redemptions; Repayment of Senior Notes.

(a)           The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment or make any distribution of its Property to its Equity Interest holders, except (a) the Borrower may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its

Equity Interests (other than Disqualified Capital Stock (unless otherwise permitted under Section 9.02)), (b) Subsidiaries may declare and pay dividends or other distributions ratably with respect to their Equity Interests, (c) the Borrower may make Tax Distributions, (d) so long as no Event of Default or Borrowing Base Deficiency exists and no Event of Default or Borrowing Base Deficiency would exist after giving pro forma effect to such Restricted Payment and any concurrent incurrence of Debt, the Borrower may make Restricted Payments pursuant to and in accordance with equity compensation or profits interests plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (e) so long as no Event of Default or Borrowing Base Deficiency exists and no Event of Default or Borrowing Base Deficiency would exist after giving pro forma effect to such Restricted Payment and any concurrent incurrence of Debt, the Borrower and each other Credit Party may pay (or make Restricted Payments to allow the Borrower or any other direct or indirect parent thereof to pay), in an amount not to exceed $2,000,000 during any calendar year, for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower (or any other such direct or indirect parent thereof) by any future, present or former employee, officer, director, manager or consultant of the Borrower (or any other direct or indirect parent thereof) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Borrower (or any other direct or indirect parent thereof) or any of its Subsidiaries, and (f) the Borrower may make Restricted Payments to any parent company to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person in an aggregate amount not to exceed $2,000,000.

(b)           The Borrower will not, and will not permit any Subsidiary to:  (i) make any optional Redemption of or otherwise optionally Redeem whether in whole or in part or repay any Senior Notes except with the proceeds of the sale or issuance of Equity Interests or Permitted Refinancing Debt and (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any any indenture, agreement, instrument, certificate or other document relating to any Senior Notes if (A) the effect of such amendment, modification or waiver is to shorten the final maturity to a date that is earlier than the date that is one year after the Maturity Date then in effect, or (B) such action adds covenants, events of default or other agreements to the extent more restrictive, taken as a whole, than those contained in this Agreement, as determined by the Board of Directors of the Borrower in its reasonable and good faith judgment, provided that the foregoing shall not prohibit the execution of supplemental agreements in connection with the addition of guarantors if required by the terms thereof; and (iii) if the Senior Notes are contractually subordinated in right of payment, designate any Debt (other than obligations of the Borrower and the Subsidiaries pursuant to the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any indentures or other documents relating to any subordinated Debt permitted hereunder.

Section 9.05           Investments, Loans and Advances.  The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)           Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b)           accounts receivable arising in the ordinary course of business.

(c)           direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)           commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e)           (i) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively and (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $100,000,000.

(f)            deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g)           Investments (i) made by the Borrower in or to the Guarantors or (ii) made by any Subsidiary in or to the Borrower or any Guarantor.

(h)           loans and advances to directors, officers and employees permitted by applicable law not to exceed $1,000,000 in the aggregate at any time.

(i)            subject to the limits in Section 9.06, Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed an amount equal $2,000,000.

(j)            Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries.

(k)           other Investments not to exceed $2,500,000 in the aggregate during any fiscal year.

Section 9.06           Nature of Business.  The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

Section 9.07           Limitation on Leases.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases, leases of Hydrocarbon Interests and operating leases with respect to equipment located on real property constituting Oil and Gas Property), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $3,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08           ERISA Compliance.  The Borrower will not, and will not permit any Subsidiary to, at any time:

(a)           engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower or a Subsidiary could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code except where such penalty or tax would not reasonably be expected to have a Material Adverse Effect.

(b)           fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto except where failure would not reasonably be expected to have a Material Adverse Effect.

(c)           contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without liability that would reasonably be expected to have a Material Adverse Effect, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

(d)           permit any ERISA Affiliate to contribute to or assume an obligation to contribute to any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code, or permit any ERISA Event to occur or exist, except as would not in the aggregate with respect to all such matters reasonably be expected to have a Material Adverse Effect.

Section 9.09           Sale or Discount of Receivables.  Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) to any other Person that is not the Borrower or another Credit Party any of its notes receivable or accounts receivable.

Section 9.10           Mergers, Etc.  The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that (a) any Subsidiary may participate in a consolidation with the Borrower so long as the Borrower shall be the continuing or surviving entity, (b) any Subsidiary may participate in a consolidation with any other Subsidiary (provided that if one of such Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary), (c) transactions permitted by Section 9.11, and (d) any Investment expressly permitted by Section 9.04 may be structured as a merger, consolidation or amalgamation.

Section 9.11           Sale of Properties.  The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property (other than to the Borrower or any Guarantor) except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage to which no proved reserves are attributable and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; (d) the sale or other disposition (including farm-outs as to which proved reserves are attributable) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that (i) either (A) at least 85% of the consideration received in respect of such sale or other disposition shall be cash and any portion of the non-cash consideration received (to the extent constituting an Investment) is permitted under Section 9.05, except that in the case of a farm-out, such consideration may be non-cash, or (B) such consideration consists of Oil and Gas Properties which qualify for nonrecognition of gain or loss under the provisions of Section 1031 of the Code (provided that notwithstanding the foregoing, if a Borrowing Base Deficiency results from such disposition, the cash portion of the consideration shall be an amount at least sufficient to pay such Borrowing Base Deficiency under Section 3.04(c)(iv)), (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (and if such sale is for Oil and Gas Properties having a fair market value in excess of $10,000,000, as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (iii) if such sale or other disposition (including farm-outs of undeveloped acreage to which proved reserves are attributable) of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value in excess of five percent (5%) of the then effective Borrowing Base, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such

Property in the most recently delivered Reserve Report and (iv) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary; (e) sales and other dispositions of Properties not regulated by Section 9.11(a) to (d) having a fair market value not to exceed $5,000,000 during any 12-month period, (f) sale of Investments held pursuant to Section 9.05, (g) sales, transfers, swaps or exchanges of Oil and Gas Properties or interests therein which are not then classified as “proved”, (h) dispositions permitted by Sections 9.10, (i) transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement and (j) cash Restricted Payments permitted by Section 9.04, Investments permitted by Section 9.05 (provided that if such Investment involves the transfer of Oil and Gas Properties, then such Investment must also comply with Section 9.11(d)(ii) or (iii)), and transactions permitted by Section 9.09.

Section 9.12           Environmental Matters.  The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of Environmental Laws, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.

Section 9.13           Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower, Guarantors and Wholly-Owned Subsidiaries of the Borrower) other than (a) transactions are otherwise permitted under this Agreement, (b) the transactions that are upon terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (c) the payment of the Annual Monitoring Fee.  For the avoidance of doubt, this Section 9.13 shall not apply to employment, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business.

Section 9.14           Subsidiaries.  The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b).  The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11(d).

Section 9.15           Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract or agreement  (other than this Agreement or the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders to secure the Indebtedness or restricts any

Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (b) any contract, agreement or understanding in respect of Debt permitted under Section 9.02(c), (e) (but only to the extent related to the Property on which such Liens were created), and (f), (c) any restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Equity Interests or Property of any Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition, (d) customary provisions with respect to the distribution of Property in joint venture agreements, customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (e) customary restrictions and conditions contained in any agreement relating to any disposition of Property not prohibited hereunder, (f) restrictions imposed by applicable law and (g) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

Section 9.16           Swap Agreement.

(a)           The Borrower will not, and will not permit any Subsidiary to, enter or permit to exist into any Swap Agreements with any Person other than (i) Swap Agreements in respect of commodities (1) with an Approved Counterparty, (2) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from Oil and Gas Properties which are proved, developed, and producing as of the date such Swap Agreement is entered for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately and determined by reference to the most recently delivered Reserve Report and (3) the tenor of which is not more than 60 months from the date such Swap Agreement is executed, and (ii) Swap Agreements in respect of interest rates (1) with an Approved Counterparty and (2) which effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

(b)           If, after the end of any calendar month, the Borrower determines that the aggregate volume of all commodity Swap Agreements for which settlement payments were calculated in such calendar month exceeded 100% of actual production of Hydrocarbons in such calendar month, then the Borrower shall terminate, create off-setting positions or otherwise unwind existing Swap Agreements such that, at such time, future hedging volumes will not exceed 85% of reasonably anticipated projected production for the then-current and any succeeding calendar months.

(c)           No Swap Agreements shall be entered into for speculative purposes.

Section 9.17           Acquisition Documents.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or supplement any of the Acquisition Documents if the effect thereof could reasonably be expected to have a Material Adverse Effect (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification or supplement).

Section 9.18           Annual Monitoring Fee.  The Borrower may pay the Annual Monitoring Fee to the Sponsor not to exceed the greater of (a) $500,000 and (b) one percent (1%) of EBITDAX; provided that at the time such fee is paid no Event of Default or Borrowing Base Deficiency exists and after giving pro forma effect to such payment and any concurrent incurrence of Debt, no Event of Default would result; provided further that in the event such distribution is not permitted because of the limitations referenced in the preceding proviso, the permitted amount of such distribution shall accrue but will not be payable until such breach or Borrowing Base Deficiency has been cured or waived or until such distribution can be made without causing such breach or Borrowing Base Deficiency, as the case may be.

ARTICLE X
Events of Default; Remedies

Section 10.01         Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)           the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)           the Borrower shall fail to pay any interest on any Loan, any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate or financial statement furnished pursuant to the terms of any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d)           the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in, Section 8.02(a),  Section 8.03, or in Article IX.

(e)           the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(a) or Section 10.01(c)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after  notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender).

(f)            the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount but subject to any applicable grace period) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)            the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)            one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 above applicable insurance coverage and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed.

(k)           the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms hereof or thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on a material portion of the collateral purported to be covered thereby, except in each case, to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(l)            a Change in Control shall occur.

Section 10.02         Remedies.

(a)           In the case of an Event of Default other than one described in Section 10.01(h) and Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) and Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)           In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)           Except as otherwise provided in Section 4.03, all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i)            first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)           second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)          third, pro rata to payment of accrued interest on the Loans;

(iv)          fourth, pro rata to payment of principal outstanding on the Loans and Indebtedness referred to in Clause (b) of the definition of Indebtedness owing to a Lender or an Affiliate of a Lender and in Clause (c) under Treasury Management Agreements;

(v)           fifth, pro rata to any other Indebtedness;

(vi)          sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii)         seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI
The Agents

Section 11.01         Appointment; Powers.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02         Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03         Action by Administrative Agent.  The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  If a Default has occurred and is continuing, the Syndication Agent shall not have any obligation to perform any act in respect thereof.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any

Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05         Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06         Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right, with the consent of the Borrower (which consent shall not be necessary to the extent an Event of Default has occurred and is continuing), to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent with the consent of the Borrower (which consent shall not be necessary to the extent an Event of Default has occurred and is continuing).  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07         Agents as Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08         No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent , any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09         Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10         Authority of Administrative Agent to Release Collateral and Liens.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11         The Arrangers and the Syndication Agent.  The Arrangers and the Syndication Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII
Miscellaneous

Section 12.01         Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                            if to the Borrower, to it at

3821 Juniper Trace, Suite 107

Austin, Texas 78738

Attention of Gabe Ellisor (Telecopy No. 512-600-4326; email
gellisor@3rnr.com);

(ii)                                         if to the Administrative Agent or to BNP Paribas, as the Issuing Bank, to if at

525 Washington Blvd., 8th floor

Jersey City, New Jersey 07310

Attention: Dina Wilson, Loan Assistant

Telecopy: 201-850-4020

with a copy to the Administrative Agent at:

1200 Smith Street, Suite 3100

Houston, Texas 77002

Attention: Doug Liftmann/Betsy Jocher/Donna Verwold

Telecopy: 713-659-6915

(iii)                                       if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02         Waivers; Amendments.

(a)           No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of each Lender affected thereby, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Majority Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby (provided that a waiver or amendment of this Agreement or any other Loan Document that has the effect of waiving or avoiding a Default such that the Default Rate shall not apply, shall not require the consent of each Lender), (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) release all or substantially all of the collateral (other than as provided in Section 11.10), without the written consent of each Lender, (vii) modify the terms of Section 10.02(c) without the consent of each Lender adversely affected thereby and the consent of each Person that is adversely affected hereby and a party to a Swap Agreement secured by the Security Instruments which is not a Lender (or an Affiliate of a Lender) at the time of such agreement that is adversely affected hereby, or (viii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be.

(c)           If any Lender refuses to grant its approval with respect to any matter requiring the approval of all Lenders or each affected Lender and such matter shall have been approved by the Majority Lenders, then the Borrower may, after consultation with the Administrative Agent and at the sole expense of the Borrower, upon notice to such Lender, require such Lender to assign and delegate, without recourse, all of its obligations, interests and rights under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, any unreimbursed participation in a drawing under a Letter of Credit, accrued interest, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, any unreimbursed participation in a Letter of Credit and accrued interest and fees) or the Borrower (in the case of all other amounts).

Section 12.03         Expenses, Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including, without limitation, the reasonable fees, charges and disbursements of not more than one counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of primary counsel to the Administrative Agent and one counsel in each relevant local jurisdiction counsel as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this

Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGERS, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF ANY CLAIM, LITIGATION, PROCEEDING OR INVESTIGATION, INCLUDING ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING BROUGHT BY THE BORROWER OR ANY SUBSIDIARY,  RELATING TO:

(i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, (iii) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (iv) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (v) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (vi) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (vii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT,

DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (viii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (ix) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (x) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL JUDGMENT TO HAVE RESULTED FROM THE MATERIAL BREACH, GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arrangers or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arrangers or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arrangers or the Issuing Bank in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)          Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)           (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent, if any, expressly acknowledges any additional obligations of the Borrower in respect of Indemnified Taxes or Other Taxes).  A Participant shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05         Survival; Revival; Reinstatement.

(a)           All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)           To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06         Counterparts; Integration; Effectiveness.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)           This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)           Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07         Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09         GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)           EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE

PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)           EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11         Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12         Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13         EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND

THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14         Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available on a pro rata basis to any Person under any Swap Agreement between the Borrower or any of its Subsidiaries and such Person if either (i) at the time such Swap Agreement was entered into, such Person was a Lender or Affiliate of a Lender hereunder or (ii) such Swap Agreement was in effect on the Effective Date and such Person or its Affiliate was a Lender on the Effective Date, in each case, after giving effect to all netting arrangements relating to such Swap Agreements.  Except as set forth in Section 12.02(b)(vii), no Person shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15         No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.16         USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THREE RIVERS OPERATING COMPANY LLC

By:	/s/ Gabe Ellisor
Name:	Gabe Ellisor
Title:	Chief Financial Officer

[Three Rivers Signature Page- Credit Agreement]

1

BNP PARIBAS, as Administrative Agent

By:	/s/ Douglas R. Liftman
Name:	Douglas R. Liftman
Title:	Managing Director

By:	/s/ Richard Hawthorne
Name:	Richard Hawthorne
Title:	Director

JPMORGAN CHASE BANK, N.A., as Syndication Agent

By:	/s/ Michael A. Kamauf
Name:	Michael A. Kamauf
Title:	Vice President

[Three Rivers Signature Page- Credit Agreement]

2

Lenders:	BNP PARIBAS

	By:	/s/ Douglas R. Liftman
	Name:	Douglas R. Liftman
	Title:	Managing Director

	By:	/s/ Richard Hawthorne
	Name:	Richard Hawthorne
	Title:	Director

JPMORGAN CHASE BANK, N.A.

	By:	/s/ Michael A. Kamauf
	Name:	Michael A. Kamauf
	Title:	Vice President

SOCIETE GENERALE

	By:	/s/ Kevin Joyce
	Name:	Kevin Joyce
	Title:	Vice President

UNION BANK, N.A.

	By:	/s/ Damien Melburger
	Name:	Damien Melburger
	Title:	Senior Vice President

[Three Rivers Signature Page- Credit Agreement]

3

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
BNP Paribas	26.923076923%	$67,307,692.31
JPMorgan Chase Bank, N.A.	26.923076923%	$67,307,692.31
Societe Generale	23.076923077%	$57,692,307.69
Union Bank, N.A.	23.076923077%	$57,692,307.69
	100.0%	$250,000,000

Annex I-1

EXHIBIT A
FORM OF NOTE

$[ ]	[ ], 201[ ]

FOR VALUE RECEIVED, Three Rivers Operating Company LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to [        ] (the “Lender”) or its registered assigns, at the principal office of BNP Paribas, as Administrative Agent (the “Administrative Agent”), at [        ], the principal sum of [       ] Dollars ($[         ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of April 9, 2010 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented, modified or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THREE RIVERS OPERATING COMPANY LLC

By:

Name:
Title:

Exhibit A

EXHIBIT B
FORM OF BORROWING REQUEST

[                  ], 201[      ]

Three Rivers Operating Company LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of April 9, 2010 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, BNP Paribas, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)            Aggregate amount of the requested Borrowing is $[         ];

(ii)           Date of such Borrowing is [            ], 201[    ];

(iii)          Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)          In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [              ];

(v)           Amount of Borrowing Base in effect on the date hereof is $[            ];

(vi)          Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[                 ]; and

(vii)         Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[              ]; and

(viii)        Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[	]
[	]
[	]
[	]
[	]

Exhibit B

The undersigned certifies that he/she is the [                 ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

THREE RIVERS OPERATING COMPANY LLC

By:

Name:

Title:

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST

[           ], 201[      ]

Three Rivers Operating Company LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of April 9, 2010 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, BNP Paribas, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)            The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [             ];

(ii)           The effective date of the election made pursuant to this Interest Election Request is [             ], 201[   ];[and]

(iii)          The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv)         [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [             ]].

The undersigned certifies that he/she is the [              ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

THREE RIVERS OPERATING COMPANY LLC

By:

Name:

Title:

Exhibit C

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [                 ] of Three Rivers Operating Company LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of April 9, 2010 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, BNP Paribas, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)           There exists no Default or Event of Default [or specify Default and describe].

(b)           Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [            ].

EXECUTED AND DELIVERED this [         ] day of [        ], 201[  ].

THREE RIVERS OPERATING COMPANY LLC

By:

Name:

Title:

Exhibit D

EXHIBIT E-1
FORM OF LEGAL OPINION OF LATHAM WATKINS LLP

See Attached.

Exhibit E-1

EXHIBIT E-2
FORM OF LEGAL OPINION OF LOCAL COUNSEL

See Attached.

Exhibit E-2

EXHIBIT F-1
SECURITY INSTRUMENTS

1)                                      Guaranty and Collateral Agreement dated as of April 9, 2010 by the Borrower and Three Rivers Acquisition LLC, as the Guarantor, in favor of the Administrative Agent and the Lenders.

2)                                      Financing Statements in respect of item 1, by

a)             the Borrower; and

b)            Three Rivers Acquisition LLC

3)                                      Mortgage, Line of Credit Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of April 9, 2010 by Three Rivers Acquisition LLC, as mortgagor, in favor of Doug Liftmann, as Trustee, for the benefit the Administrative Agent, the Lenders and others.

4)                                      Financing Statements in respect of item 4 by

a)             Three Rivers Acquisition LLC.

Exhibit F-1

EXHIBIT F-2
FORM OF GUARANTY AND COLLATERAL AGREEMENT

Exhibit F-2 - 1

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](2)]

3.	Borrower:	Three Rivers Operating Company LLC

4.	Administrative Agent:	BNP Paribas, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of April 9, 2010 among Three Rivers Operating Company LLC, the Lenders parties thereto, BNP

(2) Select as applicable.

Exhibit G - 1

Paribas, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
$	$		%
$	$		%
$	$		%

Effective Date:                                     , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

(3) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit G - 2

Consented to and Accepted:

BNP Paribas, as
Administrative Agent

By
Title:

By
Title:

[Consented to:

THREE RIVERS OPERATING COMPANY LLC, as Borrower

By
Title: ](4)

(4) If required.

Exhibit G - 3

ANNEX 1

THE CREDIT AGREEMENT
DATED AS OF APRIL 9, 2010 AMONG
THREE RIVERS OPERATING COMPANY,
BNP PARIBAS, AS ADMINISTRATIVE AGENT,
THE LENDERS AND THE OTHER AGENTS PARTIES THERETO

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 5.03(e) thereof), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

Exhibit G - 4

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G - 5

EXHIBIT H

FORM OF RESERVE REPORT CERTIFICATE

The undersigned officer executing this certificate on behalf of Three Rivers Operating Company LLC, a Delaware limited liability company (the “Borrower”), certifies that he/she is the [               ] of the Borrower, and that as such he/she is authorized to execute this certificate. Reference is made to that certain Credit Agreement dated as of April 9, 2010 (together with all amendments, restatements, supplements or other modifications thereto being the “Credit Agreement”) among the Borrower, BNP Paribas, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto. Terms used but not defined herein shall have the meanings given them in the Credit Agreement and all section references herein refer to sections of the Credit Agreement. This certificate is being delivered pursuant to Section 8.12(c) of the Credit Agreement. The Borrower hereby certifies that:

(a)                                  None of the Credit Parties provided any statements or conclusions in the preparation of the [Initial](5) Reserve Report which were based upon or include misleading information or failed to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in the [Initial] Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Credit Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(b)                                 The Credit Parties own, in all material respects, good and defensible title to the Hydrocarbon Interests in the Oil and Gas Properties evaluated in the Reserve Report delivered herewith and such Properties are free of all Liens except for Liens permitted by Section 9.03 of the Credit Agreement.

[(c)                              The Oil and Gas Properties to be mortgaged on the date hereof in connection with the Credit Agreement comply with the requirements of Section 8.14(a).](6)

[(c)                              Except as set forth on Schedule [ ] attached hereto, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18.

(d)                                 Except as set forth on Schedule [ ] attached hereto, no Oil and Gas Properties whose associated oil and gas reserves were evaluated in the last Reserve Report delivered to the Administrative Agent have been sold since the date of the last Reserve Report.

(e)                                  Except as set forth on Schedule [ ] attached hereto, there are no marketing agreements that have not been previously disclosed to the Administrative Agent as required by Section 7.19.

(5) Use bracketed language for certificate delivered at closing only.

(6) Use this subsection (c) for certificate delivered at closing only and delete for subsequent delivery of this certificate and substitute subsections (c) to (f) which follow.

Exhibit H - 1

(f)                                    Attached hereto as Exhibit A is a list of the Oil and Gas Properties of the Credit Parties evaluated in the Reserve Report delivered herewith that are Mortgaged Properties which Exhibit A demonstrates compliance with Section 8.14(a).

EXECUTED AND DELIVERED this [     ] day of              , 201[    ].

THREE RIVERS OPERATING COMPANY LLC

By:

Name:

Title:

Exhibit H - 2

SCHEDULES TO CREDIT AGREEMENT
SCHEDULE 2.08
EXISTING LETTERS OF CREDIT

1. That certain Letter of Credit (No. CPCS-806479) issued by JPMorgan Chase Bank, N.A. to RLI Insurance Company, in the amount of $455,000, amended on April 8, 2010.

SCHEDULE 7.06
ENVIRONMENTAL MATTERS

See the issues disclosed by the Seller under the attached letter from Tetra Tech re: Notice of Environmental Defects.

April 1, 2010

Three Rivers Acquisitions, LLC

3821 Juniper Trace

Suite 107

Austin, Texas 78738

Attn: Mr. Mike Wichterich

Subject: Notice of Environmental Defects

Dear Mr. Wichterich:

This is written pursuant to the terms of Section 2.1 of that certain Purchase and Sale Agreement (the “PSA” dated March 10, 2010, between Chesapeake Exploration, LLC et al (“Chesapeake”) and Three Rivers Acquisitions, LLC (“Three Rivers”). Under the terms of Section 2.1 of the PSA, Three Rivers must give written notice to Chesapeake of Environmental Defects, as defined in the PSA, on or before April 2, 2010.

At your request, Tetra Tech, Inc. personnel have commenced a Phase I Environmental Site Assessment (“ESA”) on the oil and gas leases operated by Chesapeake and listed on the spreadsheet previously provided by Three Rivers. In addition, certain other properties were inspected which were not on the spreadsheet provided by Three Rivers, but were on Chesapeake’s sale list. As part of the ESA, Tetra Tech personnel have also reviewed reasonably available records and/or interviewed personnel at the Texas Railroad Commission, New Mexico Oil Conservation Division and Bureau of Land Management related to the subject leases.

Table 1 on the Attachment Included with this letter reflects those properties where, in our opinion, Environmental Defects related to spills or releases were found. Please note that in establishing estimated remediation costs for these sites, Tetra Tech personnel have made certain assumptions, as total volume of contamination is dependent upon its vertical extents, and no soil borings or sampling have been done as part of this investigation. These assumptions, however, are based on past experience with soil and groundwater investigations, as well as design and oversight of soil and groundwater remediation projects on oil and gas properties for over 20 years, For New Mexico, we have assumed an excavation depth of 3’ and a turnkey disposal cost (excavation, hauling, disposal costs and supervision) of $75 per cubic yard (except as noted in the assumptions with regard to specific properties, as listed in Table 1).

The only Properties in Texas that appear to constitute Environmental Defects relate to condensate spills. Because of their mobility and response thresholds under Texas Railroad Commission regulations lower than that of crude oil, we have assumed the excavation depths set out in Table 1 and a turnkey disposal cost of $75 per cubic yard.

Please note that we have not included items such as shut-in or temporarily abandoned wells that may be plugging liabilities, as they did not appear to fall within the definition of Environmental Defects. Also, facilities with NORM in tanks or vessels were not included for the same reason.

Tetra Tech

Tel	Fax

Please call if you have any questions or if we can be of further assistance.

Very truly yours,

TETRA TECH, INC.

By:	/s/ James C. Hunnicutt
James C. Hunnicutt
Senior project Manager

By:	/s/ Robert McNeill, P.E.
Robert McNeill, P.E. Senior Project Manager

TABLE 1

Cost Estimates for Chesapeake-Operated Properties with Spill Remediation Costs in Excess of $20,000.00 per Property

Facility	Type Facility	County/State	Depth (ft) Spills	Spills Square Feet	Cubic Yards	Total Cost Per Site
Federal USA #1	Tank Battery	Lea, NM	3	4700	522.22	$39,167
State A	Caliche pit	Lea, NM	NA		948.15	$56,889
Masterson Common Liquid Gathering Point	Tank Battery	King, TX	5-15	3900	1500	$112,500
Masterson J-3	Tank Battery	King, TX	15	1000	555	$41,625
Masterson 3	Tank Battery	King, TX	15	500	278	$20,850

Assumptions

1.             As noted in the text of the letter, Tetra Tech made the assumption that spills in New Mexiso would be required to be excavated to 3’ in order to meet state response threshold standards. Assumed waste volumes were determined by multiplying total surface area of spills on site by the 3’ depth, then dividing that product by 27 in order to determine a cubic footage volume.

2.             Estimated cost for the caliche pit was based on the assumption that all the soil stockpiles were hydrocarbon and/or chloride contaminated and would be required to be disposed of at an NMOCD-approved landfill. Estimated volume was determined by assuming an 80’ x 80’ footprint for the stockpiles, with a 4’ average height. Disposal cost was estimated at $60.00 per yard, based on the fact that no excavation would be required to remove the soil stockpiles.

3.             Condensate spill in Texas have specific benzene, toluene, ehtylbenzene and Xylene standards for clean-up. Depth assumptions take into account mobility of condensate, whether run-off or pooled area and restictive clean up standards. Cost per cubic yard was assumed to be $75, based on the remote nature of property.

SCHEDULE 7.14
SUBSIDIARIES

Company	Subsidiary	Subsidiary’s Jurisdiction of Organization	Subsidiary’s Organization Number
Three Rivers Operating Company LLC	Three Rivers Acquisition LLC	Delaware	4796536
Three Rivers Acquisition LLC	None	N/A	N/A

SCHEDULE 7.15
LOCATION OF BUSINESS AND OFFICES

Company	Jurisdiction of Organization	Organization Number
Three Rivers Operating Company LLC	Delaware	4796534
Three Rivers Acquisition LLC	Delaware	4796536

SCHEDULE 7.18
GAS IMBALANCE

See attached Gas Balancing chart.

Gas Balancing

Property Number	Property Name	Imbalance Date	Price	Combined GWI	Combined NRI	Statement MCF Over (Under)	Statement Net MCF Over (Under)	Statement Imbalance Adjustment	CHK GWI	CHK NRI	CHK MCF Over (Under)	CHK Net MCF Over (Under)	CHK Imbalance Adjustment	CI GWI	CI NRI	CI MCF Over (Under)	CI Net MCF Over (Under)	CI Imbalance Adjustment
819557	NEWMAN 32B STATE 2	Oct-08	2.75	0.45000000	0.35550000	338	267	734.25	0.45000000	0.35550000	338	267	734.25	0.02500000	0.01975000	—	—	—
819446	RUSSELL 51 STATE 1	Oct-08	2.75	0.73124999	0.59012502	1,815	1,465	4,028.75	0.70624999	0.57029167	1,767	1,427	3,924.25	0.02500000	0.01983333	48	38	104.50
891270	STATE IH COM 1	Nov-09	2.75	0.62185806	0.51188898	3,026	2,491	8,850.25	0.62185811	0.51168872	3,026	2,491	6,550.25	—	—	—	—	—
891460	CEDAR LAKE 23 1	Jul-09	2.75	0.51582500	0.42890599	(1)	(1)	(2.75)	0.51562500	0.42890625	(1)	(1)	(2.75)	—	—	—	—	—
890411	ARCO B 261 FED GAS1	Dec-09	2.75	0.26000000	0.21357402	125	107	294.25	0.25000000	0.21357424	125	107	294.25	—	—	—	—	—
322787	BUNGER 30 11	Dec-09	2.75	0.45000000	0.34650000	848	653	1,795.75	0.45000000	0.34650000	848	653	1,795.75	0.02500000	0.01925000	—	—	—
613197	DH 5 STATE 1	Dec-09	2.75	0.47500000	0.36633333	33,701	27,410	75,377.50	0.47500000	0.38633333	33,701	27,410	75,377.50	0.02500000	0.02033333	—	—	—
393133	DIXEL RESOURCES UNIT NO. 2	Nov-09	2.75	0.57327503	0.42987798	(82)	(62)	(170.50)	0.57327525	0.42997763	(82)	(62)	(170.50)	—	—	—	—	—
690427	EMPIRE SOUTH DEEP UT 3	Nov-09	2.75	0.33998302	0.27249202	2,378	1,906	5,241.50	0.33996330	0.27249190	2,378	1,906	5,241.50	—	—	—	—	—
690429	EMPIRE SOUTH DEEP UT 5	Nov-09	2.75	0.36523005	0.29286101	1,628	1,225	3,368.75	0.36522966	0.29266079	1,526	1,225	3,388.75	—	—	—	—	—
614374	GOMEZ SOUTH UNIT 1 B	Dec-09	2.75	0.79568100	0.58898604	107,776	79,779	219,392.25	0.77566619	0.57417085	105,216	78,624	216,216.00	0,02001438	0.01481523	1,560	1,155	3,176.25
393141	GOMEZ SOUTH UNIT 1-A	Dec-09	2.75	0.60032505	0.45022002	(12,078)	(9,059)	(24,912.25)	0.60032527	0.45022008	(12,079)	(9,059)	(24,912.25)	—	—	—	—	—
393142	GOMEZ SOUTH UNIT 1-D	Dec-09	2.75	0.60032505	0.44262096	55,513	40,930	112,557.50	0.60032527	0.44262148	55,513	40,930	112,567.50	—	—	—	—	—
393143	GOMEZ SOUTH UNIT 2	Nov-09	2.75	0.61022502	0.45845395	(16,078)	(12,079)	(33,217.25)	0.61022489	0.45645358	(16,076)	(12,079)	(33,217.25)	—	—	—	—	—
393144	GOMEZ SOUTH UNIT 2A	Dec-09	2.75	0.70584899	0.52934992	84	48	132.00	0,70584923	0.52934997	64	48	132.00	—	—	—	—	—
383145	GOMEZ SOUTH UNIT 3A	Dec-09	2.75	0.42368498	0.34326997	18,153	13,087	35,989.25	0.42368459	0.34327013	16,153	13,087	35,989.25	—	—		—	—
391796	GRAND SLAM 1	Dec-09	2.75	0.66725899	0.47994095	(7,171)	(5,158)	(14,184.50)	0,68726008	0.48327406	(7,171)	(5,194)	(14,283.50)	—	—		—	—
819464	JJ 1M FEDERAL 4	Dec-09	2.75	0.57500000	0.47322500	12,829	10,558	29,034.50	0.57500000	0.47322500	12,629	10,558	29,084.50	0.02500000	0.02057500	—	—	—
891099	LA RICA13K #3	Nov-09	2.75	0.79314710	0.68924477	330	287	769.25	0.79314710	0.68924477	330	267	780.25	0.02500000	0.02172500	—	—	—
891098	LA RICA 13N #2	Nov-09	2.75	0.79314710	0.68924477	(34)	(30)	(82.50)	0.79314710	0.68924477	(34)	(30)	(82.50)	0.02500000	0.02172500		—	—
393135	LHR 1 (FUSSELMAN)	Dec-09	2.75	0.75000000	0.56250000	789	592	1,628.00	0.75000000	0.56250000	788	592	1,528.00	—	—		—	—
393136	LHR GAS UNIT 2	Dec-09	2.75	0.75000000	0.56250000	565	424	1,186.00	0.75000000	0.56250000	565	424	1,166.00	—	—	—	—	—
322344	MILLS TRUST 126 3	Dec-09	2.75	0.45087656	0.36082622	804	643	1,768.25	0.45097656	0.36082622	804	643	1,768.25	0.02500000	0.01925000	—	—	—
322447	MILLS TRUST 19 10	Dec-09	2.75	0.45097650	0.36082623	2,711	2,169	5,964.75	0.45097650	0.36082623	2,711	2,169	5,964.75	0.02500000	0.01925000	—	—	—
322334	MILLS TRUST 19 5	Nov-09	2.75	0.45097650	0.36082623	15,491	12,394	34,083.50	0.45097650	0.36082623	15,491	12,394	34,083.50	0.02500000	0.01925000	—	—	—
613229	SHELL 28G STATE #3	Oct-09	2.75	0.32489583	0.28428384	1,761	1,541	4237.75	0.32489583	0.28428384	1,761	1,541	4,297.75	0,02500000	0.02187500	—	—	—
891261	SHELL FEDERAL 1	Aug-09	2.75	0.56143302	0.46598703	9,332	7,746	21,301.50	0.56143310	0.48598732	9,332	7,748	21,301.50	—	—	—	—	—
819577	SOUTH CHAVLEA STATE #1	Nov-09	2.75	0.90478694	0.75398911	1,102	918	2,524.50	0.90478694	0.76398911	1,102	918	2,524.50	0.02500000	0.02083333	—	—	—
819471	SPRUCE 10K STATE #1	Dec-09	2.75	0.45000000	0.36150000	10,970	6,813	24,235.75	0.48000000	0.36150000	10,970	8,813	24,235.75	0.02500000	0.02008333	—	—	—
891184	STATE 34 1	Dec-09	2.75	0.50000000	0.40476704	52,292	42,332	116,413.00	0.50000000	0.40476665	52,292	42,332	116,413.00	—	—	—	—	—
890577	STATE B 29J GAS COM 1	Dec-09	2.75	0.37500000	0.32812497	527	461	1,267.75	0.37500000	0.32812500	527	461	1,267.75	—	—	—	—	—
819483	TYRELL 13A FEDERAL COM 4	Dec-09	2.75	0.47727280	0.37009215	20,490	15,889	43,694.75	0.47727280	0.37009215	20,490	15,889	45,694.75	0.02500000	0.01938578	—	—	—
890885	WYNELL 15G FEDERAL 5	Dec-09	2.75	0.70625001	0.59542501	214	180	495.00	0.70625000	0.59542500	214	180	495.00	—	—	—	—	—
891291	DERRICK FEDERAL COM 3	Jul-09	2.76	0.01698000	0.01383720	—	—	—	0.01698000	0.01383720	—	—	—	—	—	—	—	—
393140	FSOC-LEON 3	Jul-09	2.75	0.41260000	0.30937500	—	—	—	0.41250000	0.30937500	—	—	—	—	—	—	—	—
393139	FSOC-LEON 1	Jul-09	2.75	0.41250001	0.30937488	1	1	2.75	0.41250001	0.30937496	1	1	2.75	—	—	—	—	—
891292	DERRICK FEDERAL COM 4	Nov-09	2.75	0.20732084	0.16844619	(1,610)	(1,227)	(3,374.25)	0.20732084	0.16844819	(1,510)	(1,227)	(3,374.25)	—	—	—	—	—
891262	BOGLE STATE COM 1	Nov-09	2.76	0.16362500	0.12913150	(1,169)	(923)	(2,538.26)	0.16382500	0.12913150	(1,169)	(923)	(2,538.25)	—	—	—	—	—
891275	DEPCO FEDERAL 2	Nov-09	2.75	0.08330000	0.06796700	2,549	2.080	5,720.00	0.08330000	0.06796700	2,549	2,080	5,720.00	—	—	—	—	—
891267	DERRICK FEDERAL COM 1	Nov-09	2.75	0.01697820	0.01458895	173	148	409.75	0.01697820	0.01458885	173	149	409.75	—	—	—	—	—
819677	EAGLE 33OA FEDERAL #20	Nov-09	2.75	0.31500000	0.25946250	(677)	(558)	(1,534.50)	0.29000000	0.23842500	(576)	(474)	(1,398.50)	0.02500000	0.02103750	(51)	(43)	(118.25)
819642	EAGLE 33PA FEDERAL #16	Nov-09	2.75	0.31500000	0.25987500	(373)	(308)	(847.00)	0.29000000	0.23925000	(316)	(262)	(720.50)	0.02500000	0.02062500	(27)	(22)	(60.50)
819541	EAGLE 33PC FEDERAL #15	Nov-09	2.75	0.31500000	0.25937500	(289)	(238)	(654.50)	0.29000000	0.23925000	(247)	(204)	(561.00)	0.02500000	0.02062500	(21)	(17)	(46.75)
730292	MESA STATE COM 2	Nov-09	2.75	0.02591600	0.01587300	854	523	1,438.25	0.02591600	0.01587300	854	523	1,438.25	—	—	—	—	—
730293	MESA STATE COM 3	Nov-09	2.75	0.08127130	0.06803990	85	71	195.25	0.08127130	0.06803990	85	71	195.25	—	—	—	—	—
691263	WILLIAMSON FEDERAL COM 1	Nov-09	2.75	0.12200000	0.09621119	—	—	—	0.12200000	0.09621119	—	—	—	—	—	—	—	—
891268	WILLIAMSON FEDERAL COM 2	Nov-09	2.75	0.17187500	0.13882610	(116)	(94)	(258.50)	0.17187600	0.13882810	(116)	(94)	(258.50)	—	—	—	—	—
891137	SHARPS 13 #2	Dec-09	2.75	0.06250000	0.04687500	(1,559)	(1,169)	(3,214.75)	0.06250000	0.04687500	(1,559)	(1,169)	(3,214.75)	—	—	—	—	—
622625	CAUDILL WEST 17 FEE 2H	Dec-09	2.75	0.15883800	0.11912820	—	—	—	0.15883800	0.11912820	—	—	—	0.02500000	0.01674999	—	—	—
619678	CAUDILLWEST 8 FEE 1	Dec-09	2.75	0.00520625	0.00393783	—	—	—	0.00520625	0.00393793	—	—	—	—	—	—	—	—
393137	DIXEL RESOURCES INC. UNIT 1	Dec-09	2.75	0.01334610	0.00997500	360	269	739.75	0.01334610	0.00997500	380	269	739.75	—	—	—	—	—
890256	M&M 24E #1	Dec-09	2.75	0.15725490	0.11794100	(1,371)	(1,028)	(2,827.00)	0.15725490	0.11794100	(1,371)	(1,028)	(2,827.00)	—	—	—	—	—
619734	M&M #7	Dec-09	2.75	0.18093750	0.12070310	96	73	200.75	0.13593750	0.10195310	83	62	170.50	0.02500000	0.01875000	15	11	30.25
690358	WEIRWA 260 #15	Dec-09	2.75	0.40000000	0.35000000	—	—	—	0.40000000	0.35000000	—	—	—	—	—	—	—	—
617995	BULL DURHAM #3	Dec-09	2.75	0.26990762	0.20243068	(13,098)	(9,624)	(27,016.00)	0.24490782	0.18368086	(11,866)	(8,900)	(24,475.00)	0.02500000	0.01875002	(1,232)	(924)	(2,541.00)
391746	CAHILL T G -B- New Purch 1,2	Dec-09	2.75	0.37188010	0.32416400	(463)	(404)	(1,111.00)	0.37188010	0.32416400	(463)	(404)	(1,111.00)	—	—		—	—
391748	EDWARDS WILL P -A- New Purch 2,3,4	Dec-09	2.75	0.27604200	0.24153650	3	3	8.25	0.27604200	0.24153850	3	3	8.25	—	—	—	—	—
615671	M&M #6	Dec-09	2.75	0.16093750	0.12450110	698	384	1,056.00	0.13593750	0.10618112	419	324	891.00	0.02500000	0.01933998	78	60	165.00
890281	PAYDAY 24K #2	Dec-09	2 75	0.21477380	0.16108030	(53)	(40)	(110.00)	0.21477380	0.16108030	(86)	(49)	(134.75)	—	—	—	—	—
890260	PAYDAY 24L #1	Dec-09	2.75	0.10750000	0.06052500	159	119	327.25	0.10750000	0.06062500	159	119	327.25	—	—	—	—	—
391905	WHEELER R A -A- New Purch (APACHE)	Dec-09	2.75	0.27604200	0.24153650	(178)	(156)	(429.00)	0.27604200	0.24153650	(178)	(156)	(429.00)	—	—	—	—	—
391907	WHEELER R A -B- New Purch (APACHE)	Dec-09	2.75	0.27604200	0.24082570	1	1	2.75	0.27604200	0.24082570	1	1	2.75	—	—	—	—	—
391908	WHEELER R A C New Purch (APACHE)	Dec-09	2.75	0.27604171	0.24153650	10	9	24.75	0.27604171	0.24153650	10	9	24.75	—	—	—	—	—
391909	WHEELER R A -F- New Purch (APACHE)	Dec-09	2.75	0.27604171	0.24153650	8	5	13.75	0.27604171	0.24153650	6	5	19.75	—	—	—	—	—
691139	BULL DURHAM 140 #2	Dec-09	2.75	0.26990733	0.20243050	(5,492)	(4,119)	(11,327.25)	0.26990733	0.20243050	(5,492)	(4,119)	(11,327.25)	—	—	—	—	—
691138	BULL DURHAM 14P #1	Dec-09	2.75	0.26990733	0.20243050	(10,803)	(8,102)	(22,280.50)	0.26990733	0.20243050	(10,803)	(8,102)	(22,280.50)	—	—	—	—	—
819644	ROUND-UP #1	Dec-09	2.75	0.02306500	0.01729900	(225)	(169)	(464.75)	0.02308500	0.01729900	(225)	(169)	(464.75)	—	—	—	—	—
819527	WHITE OWL 2D #1	Dec-09	2.75	0.22500000	0.16660000	7	5	13.75	0.20000000	0.14800000	6	4	11.00	0.02500000	0.01850000	1	1	275
891136	SHARPS 13C #1	Dec-09	2.75	0.06250000	0.04687500	(1,637)	(1,228)	(3,377.00)	0.06250000	0.04667500	(1,637)	(1,228)	(3,337.00)	—	—	—	—	—
611174	CAUDILL WEST 8 FEE 2	Dec-09	2.75	0.02256945	0.01833775	—	—	—	0.02256945	0.01833775	—	—	—	—	—	—	—	—
391901	BLUE ESTATE 12 13 11 NEW Purch (APAC	Dec-09	2.75	0.27604200	0.24116110	3	3	8.25	0.27604200	0.24116110	3	3	8.25	—	—	—	—	—
391900	BLUE ESTATE 1-8 11 New Purch (APACHE	Dec-09	2.75	0.09201400	0.06106693	2	2	5.50	0.09201400	0.06106693	2	2	5.50	—	—	—	—	—
						277,174	222,036	$610,599.00			276,876	221,814	$609,988.50			371.00	259	$712.25

Off by 73 MCF due to 3rd parties marketing with CHK

SCHEDULE 7.19
MARKETING CONTRACTS

None.

SCHEDULE 7.20
SWAP CONTRACTS

None.